Exhibit 99.1




NEWS
FOR IMMEDIATE RELEASE
                                              CONTACT:   Kurt P. Ross
                                                         Guy B. Lawrence
                                                         K.P. ROSS, INC.
                                                         tel:  (212) 308-3333
                                                         E-mail: kpross1@msn.com


                      PARAGON FILES PLAN OF REORGANIZATION

Norcross,  GA, August 25, 1999 - Paragon Trade Brands, Inc. (OTC Bulletin Board:
PGNFQ) announced that yesterday it filed a stand alone plan of reorganization (the "Plan") with the United States Bankruptcy Court for the Northern District of Georgia. The Plan is supported by the Official Committee of Unsecured Creditors (the "Creditors' Committee") of Paragon. The Plan provides an alternative to the proposal by Wellspring Capital Management LLC ("Wellspring"), a private investment company, to acquire Paragon as part of a plan of reorganization (the "Wellspring Proposal"). The Wellspring Proposal contemplated that Paragon could simultaneously prepare and file a stand alone plan of reorganization.

The Plan provides that Paragon's unsecured creditors will receive a pro rata distribution of notes and new common stock to be issued by reorganized Paragon and that current equity will be canceled. If current shareholders approve the Plan, they will receive a combination of warrants and a portion of the proceeds, if any, of claims assigned to a litigation trust. The Plan contains provisions typical of a chapter 11 plan of this nature and provides for new bank financing for working capital for reorganized Paragon.

Paragon also announced that it is revising its business plan to reflect second quarter 1999 results and lowered volume growth expectations for the future. As a result of Paragon's reforecasting of its business plan, the Plan, as filed, does not yet specify the amount of value to be distributed.


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On August 19,  1999,  Wellspring  delivered  a  commitment  to proceed  with the
Wellspring Proposal, but Paragon informed Wellspring that the commitment was not acceptable. The parties are continuing their negotiations with respect to this matter. Paragon stated that it remains committed to pursuing a transaction with Wellspring while continuing to welcome other bids in accordance with the Bankruptcy Court-approved procedures.

Commenting on the filing of the Plan, Chief Executive Officer, Bobby Abraham, said "The filing of our stand alone plan is an important step in the process of exiting from chapter 11. We will continue to pursue the auction process approved by the Bankruptcy Court while simultaneously moving forward with our Plan. Our filing of the Plan provides us flexibility to emerge from chapter 11 whether we do so independently, with Wellspring or with another entity. The stand alone plan furthers our objective to expeditiously emerge from chapter 11 while maintaining the ability to maximize the value of Paragon's estate."

Paragon also reported that the Bankruptcy Court last week granted a limited stay through August 25, 1999 of Paragon's recently approved settlement agreement with Kimberly-Clark Corporation ("K-C") pending a ruling by the District Court on an emergency motion by the Equity Committee which seeks an 80-day stay of the K-C settlement pending an appeal. The parties agreed yesterday to the District Court's direction that a limited stay remain in place until September 3, 1999, to allow the District Court to more fully consider the Equity Committee's motion. Paragon believes that the granting of the limited stay by the District Court is a procedural step in the appeal process that does not alter the substance of the Bankruptcy Court's August 6, 1999 approval of the K-C settlement. The Equity Committee has also filed a notice of appeal of the Bankruptcy Court's August 6, 1999 approval of the Company's settlement with The Procter & Gamble Company ("P&G"). Paragon believes that both the K-C and the P&G settlements will be upheld on appeal.

Paragon Trade Brands is the leading manufacturer of store brand infant disposable diapers in the United States and, through its wholly owned subsidiary, Paragon Trade Brands (Canada) Inc., is the leading marketer of store brand infant disposable diapers in Canada. Paragon


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manufactures a line of premium and economy  diapers,  training  pants,  feminine care and adult incontinence products, which are distributed throughout the United States and Canada, primarily through grocery and food stores, mass merchandisers, warehouse clubs, toy stores and drug stores that market the products under their own store brand names. Paragon has also established international joint ventures in Mexico, Argentina, Brazil and China for the sale of infant disposable diapers and other absorbent personal care products.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the Company's forward-looking statements. Factors which could affect the Company's financial results, including, but not limited to: the Company's Chapter 11 filing; increased raw material prices and product costs; new product and packaging introductions by competitors; increased price and promotion pressure from competitors; new competitors in the market; Year 2000 compliance issues; and patent litigation, are described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof, and which are made by management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

ALAN J. CYRON
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
PARAGON TRADE BRANDS, INC.
180 TECHNOLOGY PARKWAY
NORCROSS, GA  30092
678/969-5200